Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:	Steven J. Quinlan
Neogen Vice President & CFO
517/372-9200

Neogen acquires India food safety company

LANSING, Mich., June 1, 2015 — Neogen Corporation (NASDAQ: NEOG) announced today that it has acquired the assets of Sterling Test House, a leading commercial food testing laboratory based in southwest India, and that the acquired laboratory will serve as a base for the company’s new operations in India.

Sterling Test House was incorporated in 1990, and its business has grown to include virtually all of the food safety and water quality testing for major hotels and restaurants in its home region, as well as safety and quality analysis for the country’s expanding nutraceutical market, and growing food export businesses. The laboratory is located in Cochin in the State of Kerala, which is India’s leading region for the export of spices, tea, and fresh fruits and vegetables.

“Sterling’s excellent reputation and 25-year history of providing exceptional service to the food and nutraceutical industries align perfectly with our goal of establishing a solid presence in India,” said Dr. Jason Lilly, Neogen’s vice president of corporate development. “Much as we did in China, this acquisition is intended to bolster our long-term strategy of accelerating our revenue growth in critical global food safety markets. India’s rapidly expanding middle class is increasingly demanding more, higher quality foods — which is an exact match with Neogen’s mission.”

Sterling Test House was one of the first testing companies in India to earn full National Accreditation Board for Testing and Calibration Laboratories accreditation, which enables the laboratory to perform services for the full range of testing customers, and is fully compliant with the Indian Food Safety Standards Act for food safety testing. The business has 40 employees, who will be continuing with the acquisition. Sterling will be a part of Neogen’s wholly owned subsidiary, Neogen Food and Animal Security (India) Private Limited.

“We are immensely pleased to be joining Neogen,” said Shivdas Menon, managing director of Sterling Test House. “The timing for expansion in India in the food safety market is perfect for Neogen to provide leadership to the public and private sectors in their efforts to strengthen the food chain in its entirety.”

Terms of the agreement were not disclosed.

Neogen Corporation develops and markets products dedicated to food and animal safety. The company’s Food Safety Division markets dehydrated culture media, and diagnostic test kits to detect foodborne bacteria, natural toxins, food allergens, drug residues, plant diseases and sanitation concerns. Neogen’s Animal Safety Division is a leader in the development of animal genomics along with the manufacturing and distribution of a variety of animal healthcare products, including diagnostics, pharmaceuticals, veterinary instruments, wound care and disinfectants.

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